 Exhibit 99.2

Speaker Dial-in: (866) 865-9828 Confirmation: 32206402 Important to identify yourself as a speaker

1Q 2012 Earnings Teleconference Script

Introduction: George L. Ball, Chairman and Co-Chief Executive Officer of The Edelman Financial Group

GLB Thank you, Operator, and good morning everyone. Welcome to The Edelman Financial Group’s earnings release conference call for the first quarter of 2012. With us today, by phone or in person, are:

Ric Edelman, President and Co-Chief Executive Officer, Rick Berry, Chief Financial Officer, Ed Moore, Executive Vice President, Wealth Management, Bruce McMaken, Executive Vice President - Corporate, and John Unger, General Counsel.

GLB We have a number of elements to cover, both financial and strategic. We will discuss our financial results for the first quarter of 2012. It will be followed by a question and answer session. Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release.

GLB I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB You should have had a chance to review our earnings release. It outlines in some detail the components of our first quarter results. I will not cover that material at any length, therefore, but will answer any questions later.

Our GAAP earnings from core operations were 1¢ per share. They were penalized by 6¢ a share of after-tax deal-related costs. We anticipate that there will be substantial further expenses of that nature in the current quarter. However, our first quarter core earnings from continuing operations absent such costs and other unusual items would have totaled 12¢ a share versus 10¢ per share in the fourth quarter of 2011.

GLB As outlined, Edelman Financial Services brought in $284 million of net new client assets. The other units experienced a small outflow totaling $89 million. Most of that was attributable to withdrawals by a corporate cash management client at Global Financial Services, a profitable but low basis point activity which tends to distort quarter-to-quarter marketing results. However, we also had a decrease of some $20 million related to 3 brokers who left us. On the other hand, strong markets created investment gains of $1.2 billion. Our companywide revenue per dollar of client assets is approximately 98 basis points.

RE The Edelman Financial Services growth plan is proceeding as planned. The 6 New York offices opened in September, 2009 are profitable and becoming more so each quarter. They netted $386,000 in the first 3 months of the year. The other 20 newer branches are also moving ahead on – actually a bit ahead of – schedule in terms of revenues and clients.

RE The proposed take-private transaction involving Lee Equity Partners and several of us in the company’s management is proceeding normally. We received the expected Hart-Scott-Rodino waiver last week and, with all the caveats about “subject to” being said, a third quarter closing still appears to be on schedule.

With that, we’ll be happy to answer any questions.